Change in Auditor
                               -----------------

     At a meeting of the Company's Board of Directors (the "Board") on September 20, 2001 the Board approved McCurdy & Associates CPA's, Inc. as independent auditor of the Fund. On October 31, 2001 Kaufman, Rossin & Company ("Kaufman") resigned as independent auditors for the Fund. In connection with the audit of the year ended December 31, 2000 and for the period through the date of Kaufman's resignation, the Fund had no disagreements with Kaufman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Kaufman's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Further, the audit report of Kaufman on the financial statements of the Fund for the year ended December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.